Exhibit 99.1

NAPCO Announces Results for the Second Quarter Ended December 31, 2016

-Second Quarter Revenue a Record $20.7 Million -

- Recurring Revenues Grew 68%-
-Management to Host Conference Call Today at 11 a.m. ET-

AMITYVILLE, N.Y., February 6, 2017 -- NAPCO Security Technologies, Inc. (NasdaqGS: NSSC), one of the world's leading solutions providers and manufacturers of high tech electronic intrusion security, Internet of Things (IoT) connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its second fiscal quarter ended December 31,2016.

Financial Highlights:

•	Net sales were $20.7 million, as compared to $20.5 million for the same quarter last year.

•	Recurring monthly revenue (“RMR”) for the second quarter increased 68% compared to the same quarter a year ago and grew 14% sequentially.

•	Gross margin for the second quarter increased to 31.9% as compared to 30.3% for the same quarter last year.

•	Earnings per share (diluted) for the second quarter was $0.05 as compared to $0.05 for the same quarter last year.

Richard Soloway, Chairman and President said, “I am pleased that quarterly revenue once again exceeded $20 million, which is the sales level where gross profit expansion and overhead absorption begins to occur. We continue to build momentum for future growth, by focusing on vibrant markets, such as school security, IoT and wireless alarm signal communicators, with an emphasis on products that deliver substantial recurring monthly revenue (RMR). New product development initiatives are squarely aimed at increasing our portfolio of RMR building product entries, with four product launches scheduled over the next six months in the (i) dual-path fire, (ii) IoT communicator, (iii) wireless video, and (iv) intrusion alarm product segments.

Mr. Soloway added, “ Demand for our stable of integrated, cross-divisional product solutions for the school market, in the form of intrusion/fire alarms and communicators, access control, electronic access control locks and architectural locking hardware, known as our Project LocDown™, continues to grow. Also, our School Access-control Vulnerability Index (SAVI) and audit system continues to educate our dealers, integrators and school officials in creating safe and secure schools. In one of our recent successes, NAPCO’s Continental Access Control Division was chosen as the keyless access control system for all of the North East Independent School District of San Antonio, which just received a bond for facility upgrades and improving security preparedness.”

Mr. Soloway continued “Subscription-based recurring monthly revenue continues to grow significantly, with a 68% increase versus Q2 a year-ago, fueled by the sales increases of our base StarLink® 3G/4G, Verizon CDMA and commercial fire and intrusion alarm communicators, as well as, iBridge® Connected Home products. Our StarLink Fire and commercial communicators, launched in 2016, continue to see rapid growth and adoption by substantial dealers and integrators across the country. Fiscal Q3 will witness the launch of our StarLink Dual-Path Fire Communicator, which will enable us to expand our fire communicator business into major cities in the U.S., that require two methods of reporting fire alarms.”

“Exhibited at the International Security Conference & Exhibition East trade show, in November, StarLink Connect, met with widespread acceptance among security dealers. Launching this March, StarLink Connect is a Verizon CDMA cellular communicator that can be easily installed to add a host of IoT, Connected Home services to tens of millions of legacy and new alarm systems in the marketplace. This innovative product provides alarm dealers with the ability to retrofit existing security installations to communicate alarm signals, as well as giving their customers the power to remotely operate their security systems, lighting, locks, thermostats, and video cameras, from any smart device. StarLink Connect will continue our rollout of new products which drive our Company’s recurring monthly revenue and vastly increases our profitability.”

Mr. Soloway concluded “Looking to the second half of our fiscal 2017 and beyond, with its array of new product launches and considerable momentum, NAPCO is well-positioned for increased sales and earnings for years to come.”

Financial Results

Net Sales for the three months ended December 31, 2016 increased to a record second quarter revenue of $20.7 million, as compared to $20.5 million for the same period one year ago. Net sales for the six months ended December 31, 2016 increased to $40.9 million as compared to $38.6 million for the comparable period last year, an increase of 6%. Selling, general and administrative expenses for the quarter were $5.6 million, or 26.8% of sales, as compared to $5.2 million, or 25.3% of sales for the same period last year. Selling, general and administrative expenses for the six months ended December 31, 2016 were $11.3 million or 27.6% of sales as compared to $10.5 million or 27.2% of sales for the comparable period last year.

Operating income for the three months ended December 31, 2016 increased to $1,064,000, as compared to $1,019,000 for the second quarter of fiscal 2016, an increase of 4%. Operating income for the six months ended December 31, 2016 increased to $1.8 million as compared to $1.3 million for the same period a year ago, an increase of 33%. Adjusted EBITDA* for the three months ended December 31, 2016 increased to $1.5 million, or $0.08 per diluted share, as compared to $1.4 million, or $0.08 per diluted share, for the second quarter of fiscal 2016, an increase of 2%. Adjusted EBITDA* for the six months ended December 31, 2016 increased to $2.5 million or $0.13 per diluted share as compared to $2.1 million or $0.11 per diluted share for the same period last year, an increase of 19%. (*see table attached).

Net income for the three months ended December 31, 2016 decreased to $857,000, or $0.05 per diluted share, as compared to $976,000, or $0.05 per share, for the same quarter last year, a decrease of 12%. Net income for the six months ended December 31, 2016 increased to $1.4 million or $0.08 per diluted share as compared to $1.3 million or $0.07 per share for the same period a year ago, an increase of 10%.

Balance Sheet Summary

At December 31, 2016 and at June 30, 2016, the Company had $3.8 million in cash and cash equivalents. NAPCO had working capital of $35.3 million at December 31, 2016 as compared with working capital of $36.9 million at June 30, 2016. Current ratio was 4.9:1 at December 31, 2016 and 5.1:1 at June 30, 2016.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, February 6, 2017. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on February 6, 2017 and ending on February 13, 2017 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13654396. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, including recurring revenue, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2016	June 30, 2016
	(unaudited)	(audited)
ASSETS	(in thousands, except for share data)
CURRENT ASSETS
Cash and cash equivalents	$3,784	$3,805
Accounts receivable, net of reserves and allowances	16,267	19,012
Inventories	23,562	21,428
Prepaid expenses and other current assets	856	936
Deferred income taxes	--	703
Total Current Assets	44,469	45,884
Inventories - non-current	4,144	3,909
Deferred income taxes	955	436
Property, plant and equipment, net	6,207	6,049
Intangible assets, net	8,137	8,357
Other assets	127	134
TOTAL ASSETS	$64,039	$64,769
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long term debt	$300	$300
Accounts payable	4,777	4,328
Accrued expenses	1,699	1,893
Accrued salaries and wages	2,285	2,467
Accrued income taxes	84	8
Total Current Liabilities	9,145	8,996
Long-term debt, net of current maturities	2,050	4,500
Total Liabilities	11,195	13,496
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,131,732 and 21,116,743 shares issued; and 18,801,882 and 18,786,893 shares outstanding, respectively	211	211
Additional paid-in capital	16,768	16,622
Retained earnings	47,597	46,172
	64,576	63,005
Less: Treasury Stock, at cost (2,329,850 shares)	(11,732)	(11,732)
TOTAL STOCKHOLDERS' EQUITY	52,844	51,273
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$64,039	$64,769

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended December 31,		Six Months ended December 31,
	2016	2015	2016	2015
Net Sales	$20,715	$20,497	$40,883	$38,646
Cost of sales	14,098	14,296	27,814	26,808
Gross Profit	6,617	6,201	13,069	11,838
Selling, general and administrative expenses	5,553	5,182	11,289	10,495
Operating income	1,064	1,019	1,780	1,343
Other expense:

Interest, net	18	41	42	94
Income before taxes	1,046	978	1,738	1,249
Income tax expense (benefit)	189	2	313	(42)
Net income	$857	$976	$1,425	$1,291
Net Income per share:
Basic	$0.05	$0.05	$0.08	$0.07
Diluted	$0.05	$0.05	$0.08	$0.07
Weighted average number of shares outstanding:
Basic	18,798,000	18,931,000	18,792,000	18,948,000
Diluted	18,851,000	18,957,000	18,844,000	18,971,000

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands)

	Three months ended December 31,		Six months ended December 31,
	2016	2015	2016	2015
Net income (GAAP)	$857	$976	$1,425	$1,291
Add back provision (benefit) for income taxes	189	2	313	(42)
Add back interest expense	18	41	42	94
Operating Income (GAAP)	1,064	1,019	1,780	1,343
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	110	137	220	267
Add back stock-based compensation expense	65	60	98	92
Adjusted non-GAAP operating income	1,239	1,216	2,098	1,702
Add back depreciation and other amortization	217	207	429	421
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$1,456	$1,423	$2,527	$2,123

Adjusted EBITDA* per Diluted Share	$0.08	$0.08	$0.13	$0.11
Weighted average number of Diluted Shares outstanding	18,851,000	18,957,000	18,844,000	18,971,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

Contacts:

Patrick McKillop
Director of Investor Relations
NAPCO Security Technologies, Inc.
OP: 800-645-9445 x 374
CP: 516-404-3597
pmckillop@napcosecurity.com